INSURED PERSON      RICHARD ROE

POLICY OWNER        RICHARD ROE

INITIAL DEATH
BENEFIT             $99,275.00

INITIAL PREMIUM     $25,000.00

POLICY NUMBER       XX XXX XXX

                                             VARIABLE LIFE
                                             INSURANCE
                                             POLICY



WE AGREE to pay the Insurance Benefit of this policy to the beneficiary upon receiving proof of the insured person's death while this policy is in force.

             MODIFIED SINGLE PREMIUM VARIABLE LIFE INSURANCE POLICY

This is a modified single premium variable life insurance policy. We put your initial premium and any additional premium into your Policy Account. You may allocate this to one or more investment funds of our Separate Account(s) (SA). We make monthly deductions from your Policy Account and take daily charges from your Separate Account assets to cover the cost of benefits provided by this policy. You can transfer amounts among your investment options.

All of these rights and benefits are subject to the terms and conditions of this policy.

THE AMOUNT AND DURATION OF THE DEATH BENEFIT ARE VARIABLE. SEE THE DEATH BENEFIT PROVISION FOR A DESCRIPTION OF THE VARIABLE DEATH BENEFIT.

YOUR POLICY ACCOUNT WILL INCREASE OR DECREASE IN VALUE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT INVESTMENT FUNDS IN WHICH YOUR POLICY ACCOUNT IS INVESTED.

This is a non-participating policy.

RIGHT TO EXAMINE POLICY. YOU MAY EXAMINE THIS POLICY AND IF FOR ANY REASON YOU ARE NOT SATISFIED WITH IT, YOU MAY CANCEL IT BY RETURNING THIS POLICY WITH A WRITTEN REQUEST FOR CANCELLATION TO OUR ADMINISTRATIVE OFFICE BY THE 10TH DAY AFTER YOU RECEIVE THE POLICY. IF YOU DO THIS, WE WILL REFUND THE PREMIUM THAT WAS PAID, MINUS ANY POLICY LOAN AND ACCRUED LOAN INTEREST.

READ YOUR POLICY CAREFULLY. It is a legal contract between you and The Equitable Life Assurance Society of the United States.





Pauline Sherman, Senior Vice President, Secretary
& Associate General Counsel

Michael Hegarty, President & Chief Operating Officer

No. 99-100

CONTENTS
--------


Policy Information  3

Table of Maximum Expense Charges  3

Table of Surrender Charges  3

Table of Maximum Monthly Cost of
Insurance Rates  4

Those Who Benefit from this Policy  5

The Insurance Benefit We Pay  5

Your Policy Account and How it Works  6

Your Investment Options  8

The Value of Your Policy Account  8

The Cash Surrender Value of this
Policy  9

How a Loan Can Be Made  10

Our Separate Account(s) (SA)  11

Our Report to You  12

How Benefits are Paid  12

Other Important Information  13

Table of Guaranteed Payments  15


IN THIS POLICY:
---------------

"We", "our" and "us" mean The Equitable Life Assurance Society of the United States.

"You" and "your" mean the owner of this policy at the time an owner's right is exercised.

"Financial professional" means the registered representative who sold you this policy.

Unless otherwise stated, all references to interest in this policy are effective annual rates of interest.

Attained age means age on the birthday nearest to the beginning of the current policy year.


ADMINISTRATIVE OFFICE
---------------------

The address of our Administrative Office is shown on Page 3. You should send correspondence to that office. Any payments should be sent to the address listed on your billing notice.



A copy of the application for this policy is attached to the policy.




No. 99-100                                                              Page 2

                               POLICY INFORMATION


 INSURED PERSON           RICHARD ROE

   POLICY OWNER           RICHARD ROE

        INITIAL
  DEATH BENEFIT           $99,275.00               SEPARATE ACCOUNT [FP]

INITIAL PREMIUM           $25,000.00               ISSUE AGE 35

  POLICY NUMBER           XX XXX XXX               SEX MALE

    BENEFICIARY           MARGARET H. ROE

  REGISTER DATE           FEBRUARY 1, 2000

  DATE OF ISSUE           FEBRUARY 1, 2000


THE INITIAL PREMIUM SHOWN ABOVE IS DUE ON OR BEFORE DELIVERY OF THE POLICY.

THE PERIOD FOR WHICH LIFE INSURANCE COVERAGE WILL CONTINUE IN FORCE DURING THE LIFETIME OF THE INSURED PERSON WILL DEPEND ON: (1) THE INVESTMENT PERFORMANCE OF THE INVESTMENT FUNDS OF OUR SA; (2) CHANGES IN THE MONTHLY DEDUCTIONS FROM THE POLICY ACCOUNT; (3) PAYMENT OF ANY ADDITIONAL PREMIUM, IF PERMITTED; AND (4) LOAN AND PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL ACTIVITY.

[THE INITIAL GUARANTEED MINIMUM DEATH BENEFIT IS $25,000.00. SEE THE GUARANTEED MINIMUM DEATH BENEFIT ENDORSEMENT FOR INFORMATION REGARDING GUARANTEES AS TO PAYMENT OF THE POLICY DEATH BENEFIT.]






99-100-3                              PAGE 3
                            (CONTINUED ON NEXT PAGE)

            POLICY INFORMATION CONTINUED - POLICY NUMBER XX XXX XXX

              -------- TABLE OF MAXIMUM EXPENSE CHARGES ---------

DEDUCTIONS FROM YOUR POLICY ACCOUNT:

     FOR ADMINISTRATION AND TAXES: WE DEDUCT A MONTHLY CHARGE AT AN ANNUAL RATE NOT TO EXCEED .50% OF THE POLICY ACCOUNT.

DEDUCTIONS FROM SEPARATE ACCOUNT ASSETS:

     FOR MORTALITY AND EXPENSE RISKS: WE DEDUCT A DAILY CHARGE AT AN ANNUAL RATE NOT TO EXCEED 1.35% OF YOUR SEPARATE ACCOUNT ASSETS.

                  -------- TABLE OF SURRENDER CHARGES ---------

                         POLICY YEAR            PERCENTAGE
                         -----------            ----------

                              1                    10
                              2                     9.5
                              3                     9
                              4                     8.5
                              5                     8
                              6                     7
                              7                     5
                              8                     3
                              9                     1
                        10 AND LATER                0


WE WILL DEDUCT A SURRENDER CHARGE FROM YOUR POLICY ACCOUNT IF THIS POLICY TERMINATES WITHIN THE FIRST NINE POLICY YEARS FOR ANY REASON EXCEPT THE DEATH OF THE INSURED. THE SURRENDER CHARGE DURING A POLICY YEAR EQUALS A PERCENTAGE, AS SHOWN IN THE TABLE ABOVE, OF THE INITIAL PREMIUM PAID FOR THIS POLICY.

DURING EACH OF THE FIRST NINE POLICY YEARS, WE WILL ALSO DEDUCT A SURRENDER CHARGE IF AN EXCESS PARTIAL WITHDRAWAL IS MADE DURING THAT POLICY YEAR. AN EXCESS PARTIAL WITHDRAWAL EXISTS WHEN THE CUMULATIVE AMOUNT OF PARTIAL WITHDRAWALS MADE DURING A POLICY YEAR EXCEEDS 15% OF THE POLICY ACCOUNT VALUE, MINUS ANY POLICY LOAN AND ACCRUED LOAN INTEREST, AS OF THE END OF THE PREVIOUS POLICY YEAR. SEE THE "PARTIAL WITHDRAWALS" PROVISION FOR MORE INFORMATION ABOUT THIS CHARGE.


ADMINISTRATIVE OFFICE: EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                       SPECIMEN LIFE INSURANCE CENTER
                       100 SPECIMEN STREET
                       CITY, STATE 10001
                       (800) 123-4567


99-100-3                        PAGE 3 - CONTINUED

             POLICY INFORMATION CONTINUED--POLICY NUMBER XX XXX XXX

       -------- TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES --------- PER $1,000 OF NET AMOUNT AT RISK (SEE "MONTHLY DEDUCTIONS" PROVISION)

INSURED                   INSURED                     INSURED
PERSON'S                  PERSON'S                    PERSON'S
ATTAINED                  ATTAINED                    ATTAINED
  AGE         RATE          AGE            RATE         AGE          RATE
--------      ----        --------         ----       --------       ----
  35         0.17583         55          0.87667        75         5.51250
  36         0.18667         56          0.96000        76         6.07583
  37         0.20000         57          1.04667        77         6.66500
  38         0.21500         58          1.13917        78         7.27583
  39         0.23250         59          1.23917        79         7.92333

  40         0.25167         60          1.34917        80         8.63500
  41         0.27417         61          1.47333        81         9.43000
  42         0.29667         62          1.61333        82        10.33833
  43         0.32250         63          1.77167        83        11.37333
  44         0.34917         64          1.94833        84        12.51333

  45         0.37917         65          2.14333        85        13.73750
  46         0.41083         66          2.35083        86        15.02167
  47         0.44417         67          2.57250        87        16.35583
  48         0.47917         68          2.80833        88        17.73750
  49         0.51833         69          3.06500        89        19.17167

  50         0.56083         70          3.35333        90        20.67750
  51         0.61000         71          3.68167        91        22.28667
  52         0.66500         72          4.06000        92        24.06333
  53         0.72833         73          4.49583        93        26.11917
  54         0.80000         74          4.98333        94        28.81250

                                                        95        32.81750
                                                        96        39.64250
                                                        97        53.06583
                                                        98        83.33250
                                                        99        83.33250

                                                      100 AND     00.00000
                                                       OVER


99-100-4                             PAGE 4
                            (CONTINUED ON NEXT PAGE)

             POLICY INFORMATION CONTINUED-POLICY NUMBER XX XXX XXX

                   -------- TABLE OF FACTORS USED FOR ---------
                           CALCULATING DEATH BENEFITS


            AGE            FACTOR              AGE            FACTOR
            ---            ------              ---            ------
            35             3.971               70             1.488
            36             3.841               71             1.458
            37             3.717               72             1.430
            38             3.597               73             1.403
            39             3.481               74             1.378

            40             3.370               75             1.355
            41             3.263               76             1.333
            42             3.161               77             1.312
            43             3.062               78             1.292
            44             2.968               79             1.274

            45             2.877               80             1.256
            46             2.789               81             1.239
            47             2.705               82             1.223
            48             2.624               83             1.208
            49             2.547               84             1.194

            50             2.472               85             1.181
            51             2.400               86             1.169
            52             2.331               87             1.158
            53             2.265               88             1.148
            54             2.201               89             1.138

            55             2.140               90             1.128
            56             2.082               91             1.118
            57             2.027               92             1.108
            58             1.974               93             1.098
            59             1.923               94             1.087

            60             1.873               95             1.074
            61             1.826               96             1.061
            62             1.781               97             1.047
            63             1.738               98             1.034
            64             1.697          99 AND OVER         1.025

            65             1.658
            66             1.621
            67             1.585
            68             1.551
            69             1.519


99-100-4                       PAGE 4 - CONTINUED

--------------------------------------------------------------------------------
THOSE WHO BENEFIT FROM THIS POLICY

OWNER. The owner of this policy is the insured person unless otherwise stated in the application, or later changed.

As the owner, you are entitled to exercise all the rights of this policy while the insured person is living. To exercise a right, you do not need the consent of anyone who has only a conditional or future ownership interest in this policy.

BENEFICIARY. The beneficiary is as stated in the application, unless later changed. The beneficiary is entitled to the Insurance Benefit of this policy. One or more beneficiaries for the Insurance Benefit can be named in the application. If more than one beneficiary is named, they can be classed as primary or contingent. If two or more persons are named in a class, their shares in the benefit can be stated. The stated shares in the Insurance Benefit will be paid to any primary beneficiaries who survive the insured person. If no primary beneficiaries survive, payment will be made to any surviving contingent beneficiaries. Beneficiaries who survive in the same class will share the Insurance Benefit equally, unless you have made another arrangement with us.

If there is no designated beneficiary living at the death of the insured person, we will pay the Insurance Benefit to the insured person's surviving children in equal shares. If none survive, we will pay the insured person's estate.

CHANGING THE OWNER OR BENEFICIARY. While the insured person is living, you may change the owner or beneficiary by written notice in a form satisfactory to us. You can get such a form from your financial professional or by writing to us at our Administrative Office. The change will take effect on the date you sign the notice; however, it will not apply to any payment we make or other action we take before we receive the notice. If you change the beneficiary, any previous arrangement you made as to a payment option for benefits is cancelled. You may choose a payment option for the new beneficiary in accordance with the "How Benefits Are Paid" section of this policy.

ASSIGNMENT. You may assign this policy, if we agree; however, we will not be bound by an assignment unless we have received it in writing at our Administrative Office. Your rights and those of any other person referred to in this policy will be subject to the assignment. We assume no responsibility for the validity of an assignment. An absolute assignment will be considered as a change of ownership to the assignee.


--------------------------------------------------------------------------------
THE INSURANCE BENEFIT WE PAY

We will pay the Insurance Benefit of this policy to the beneficiary when we receive at our Administrative Office (1) proof that the insured person died while the policy was in force; and (2) all other requirements we deem necessary. The Insurance Benefit includes the following amounts, which we will determine as of the date of the insured person's death:

     o  the benefit described in the Death Benefit provision;

     o  MINUS any policy loan and accrued loan interest;

     o MINUS any overdue deductions from your Policy Account if the insured person dies during a grace period.

We will add interest to the resulting amount in accordance with applicable law. We will compute the interest at a rate we determine, but not less than the greater of (a) the rate we are paying on the date of payment under the Deposit Option provision, or (b) the rate required by any applicable law. Payment of the Insurance Benefit may also be affected by other provisions of this policy; see the "Other Important Information" section, where we specify our right to contest the policy, the suicide exclusion, and what happens if age or sex has been misstated.

DEATH BENEFIT. The initial death benefit on the Register Date is shown in the Policy Information section. At any time thereafter, the death benefit of this policy on the date of death of the insured person is equal to the amount in your Policy Account on such date multiplied by the applicable factor. The factor referred to is from the Table of Factors Used For Calculating Death Benefits, shown in the Policy Information section, for the insured person's age (nearest birthday) at the beginning of the policy year of determination.

A partial withdrawal of net cash surrender value will result in a reduction of the death benefit; see the "Partial Withdrawals" provision for more information.


99-100-5                                                                  Page 5

This policy is designed to satisfy the definition of life insurance for Federal income tax purposes under Section 7702 of the Internal Revenue Code of 1986, as amended (i.e., the "Code"). Accordingly, even if this policy states otherwise, at no time will the death benefit under the policy be less than the Policy Account value of the policy, divided by the net single premium per dollar of insurance which would have to be paid at such time to fund such benefits consistent with the definition of such terms in the Code. In addition, we may take certain actions, described here and elsewhere in the policy, to meet the definitions and limitations in the Code, based on our interpretation of the Code. Please see "Policy Changes -- Applicable Tax Law" for more information.


--------------------------------------------------------------------------------
YOUR POLICY ACCOUNT AND HOW IT WORKS

PREMIUM PAYMENT. The initial premium shown in the Policy Information section is due on or before delivery of this policy. No insurance will take effect before this premium is paid. We put this premium into your Policy Account as of the date we receive it at our Administrative Office, but not earlier than the Register Date of the Policy.

ADDITIONAL PREMIUM PAYMENT. You may make one additional premium payment for this policy, subject to all of the following conditions:

     o The additional payment may be made only during the period starting on the tenth policy anniversary and ending 60 days thereafter; and

     o  You provide evidence of insurability satisfactory to us; and

     o The amount of any additional premium that will be accepted by us may not exceed that amount that will increase the death benefit as of the tenth policy anniversary to the amount of the initial death benefit shown in the Policy Information section.

We reserve the right not to accept any additional premium payment if this would cause the policy to fail to qualify as life insurance under applicable tax law, as interpreted by us.

We will put any additional premium payment approved by us into your Policy Account as of the date we receive it at our Administrative Office, and will allocate it to the investment funds of our SA in accordance with your most recent allocation instructions on our records (unless you provide us with different allocation instructions for the additional premium payment).

MONTHLY DEDUCTIONS. At the beginning of each policy month we make a deduction from your Policy Account to cover monthly charges for expenses and insurance coverage. The first deduction is made on the Register Date. No deduction is made after age 100 of the insured person. Such deduction for any policy month is the sum of the following amounts determined as of the beginning of that month:

     o  the monthly cost of insurance for the insured person; and

     o  the monthly charge for administration and taxes.

We charge on a current basis a percentage of the Policy Account value for cost of insurance. The maximum monthly cost of insurance is equal to the maximum monthly cost of insurance rate shown in the Policy Information section times the net amount at risk at the beginning of the policy month, divided by $1,000. The net amount at risk at any time is equal to the difference between the death benefit (calculated as of that time) and the Policy Account value. The use of a percentage of the Policy Account value is done for simplicity and may not always bear a close relationship to the actual cost of providing the coverage. Changes in this insurance charge will be based on our expectations of future investment earnings, mortality, persistency, expenses and taxes. Such changes may also be affected by past investment performance to the extent that it affects our expectations as to the future insurance risk. For example, we may increase the percentage of Policy Account value used in determining the insurance charge solely as a result of poor past investment performance.

Any change in the cost of insurance rates we use will be as described in the "Changes in Policy Cost Factors" provision. The current charge will never be more than the guaranteed maximum charge calculated as described above.


99-100-5                                                                  Page 6

OTHER DEDUCTIONS. We also make the following other deductions from your Policy Account as they occur:

o We deduct a surrender charge if, before the tenth policy year, partial withdrawals in a policy year exceed 15% of the Policy Account value, minus any policy loan and accrued loan interest, as of the end of the previous policy year, or as of the effective date of any restoration of policy benefits, if later.

o We deduct a surrender charge if, before the tenth policy year, you give up this policy for its Net Cash Surrender Value or this policy terminates without value.

o    We may deduct a charge for certain transfers (see "Transfers" provision).

GRACE PERIOD. At the beginning of each policy month, we compare the Net Cash Surrender Value to the total monthly deductions described in the "Monthly Deductions" provision. If the Net Cash Surrender Value is sufficient to cover the total monthly deductions, the policy is not in default.

If the Net Cash Surrender Value at the beginning of any policy month is less than the total monthly deductions for that month, then the policy is in default as of the first day of that policy month.

If the policy is in default, we will send you and any assignee on our records at last known addresses written notice stating that a grace period of 61 days has begun starting with the date the notice is mailed. The notice will also state the amount of payment that is due.

The payment required will not be more than an amount sufficient to increase the Net Cash Surrender Value to cover all monthly deductions for 3 months calculated assuming no interest or investment performance were credited to or charged against the Policy Account and no policy changes were made.

If we do not receive such amount at our Administrative Office before the end of the grace period, we will then (1) withdraw and retain any amount in your Policy Account; and (2) send a written notice to you and any assignee on our records at last known addresses stating that this policy has ended without value.

If we receive the requested amount before the end of the grace period, but the Net Cash Surrender Value is still insufficient to cover total monthly deductions, we will send a written notice that a new 61-day grace period has begun and request an additional payment.

If the insured person dies during a grace period, we will pay the Insurance Benefit as described in "The Insurance Benefit We Pay" section of this policy.

RESTORING YOUR POLICY BENEFITS. If this policy has ended without value, you may restore policy benefits while the insured person is alive if you:

     1. Ask for restoration of policy benefits within 6 months from the end of the grace period; and

     2.   Provide evidence of insurability satisfactory to us; and

     3. Repay all of any policy loan and accrued loan interest outstanding at the time that the policy ended without value; and

     4. Make a required payment. The required payment will not be more than an amount sufficient to cover (i) total monthly deductions for 3 months, calculated from the effective date of restoration; and (ii) any excess of the applicable surrender charge on the date of restoration over the surrender charge that was deducted on the date of default. We will determine the amount of this required payment as if no interest or investment performance were credited to or charged against your Policy Account.

We must receive the required payment while the insured person is alive. The policy account on the date of restoration will be equal to the required payment (including the amount of any policy loan and accrued loan interest payment) plus a surrender charge credit. The surrender charge credit will be the surrender charge that was deducted on the date of default, but not greater than the applicable surrender charge as of the effective date of restoration.

The effective date of the restoration of policy benefits will be the beginning of the policy month which coincides with or next follows the date we approve your request. We will start to make monthly charges again as of the effective date of restoration.

We reserve the right to decline to restore this policy if it would cause this policy to fail to qualify as life insurance under applicable tax law, as interpreted by us.


99-100-7                                                                  Page 7

--------------------------------------------------------------------------------
YOUR INVESTMENT OPTIONS

ALLOCATIONS. This policy provides investment options for the amount in your Policy Account. Amounts put into your Policy Account are allocated to the investment funds of our SA at your direction. You specified your initial premium allocation in your application for this policy, a copy of which is attached to this policy. However, any amounts which are put into your Policy Account (minus any amount put into your Loaned Policy Account) prior to the Allocation Date will initially be allocated to the Money Market Fund of our SA. The Allocation Date is the first business day twenty calendar days after the date of issue of this policy. On the Allocation Date, any such amounts then in the Money Market Fund will be allocated in accordance with the directions contained in your policy application.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the allocation percentages must equal 100.

We will make monthly deductions based on the allocation percentages specified in the application. You may change such allocation percentages by written notice to our Administrative Office. A change will take effect on the date we receive it at our Administrative Office except for changes received on or prior to the Allocation Date, which will take effect on the first business day following the Allocation Date. If we cannot make a deduction on the basis of the allocation percentages then in effect, we will make monthly deductions based on the proportion that your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

TRANSFERS. At your written request to our Administrative Office, we will transfer amounts from your value in any investment fund of our SA to one or more other funds of our SA. Any such transfer will take effect on the date we receive your written request at our Administrative Office. However, no transfers will be made prior to the Allocation Date. We reserve the right to make a charge of $25 for each transfer of amounts among your investment options. The transfer charge, if any, is deducted from the amounts transferred from the investment funds of our SA based on the proportion that the amount transferred from each investment fund of our SA bears to the total amount being transferred. A transfer from the Money Market Fund on the Allocation Date will not incur a transfer charge.


--------------------------------------------------------------------------------
THE VALUE OF YOUR POLICY ACCOUNT

The amount in your Policy Account at any time is equal to the sum of the amounts you then have in the investment funds of our SA under this policy, plus any Loaned Policy Account (see "Your Value in the Loaned Policy Account" provision).

YOUR VALUE IN THE INVESTMENT FUNDS OF OUR SA. The amount you have in an investment fund of our SA under this policy at any time is equal to the number of units this policy then has in that fund multiplied by the fund's unit value at that time.

Amounts allocated or transferred to an investment fund of our SA are used to purchase units of that fund; units are redeemed when amounts are deducted, loaned, transferred or withdrawn. These transactions are called policy transactions.

The number of units a policy has in an investment fund at any time is equal to the number of units purchased minus the number of units redeemed in that fund to that time. The number of units purchased or redeemed in a policy transaction is equal to the dollar amount of the policy transaction divided by the fund's unit value on the date of the policy transaction. Policy transactions may be made on any day. The unit value that applies to a transaction made on a business day will be the unit value for that day. The unit value that applies to a transaction made on a non-business day will be the unit value for the next business day.

We determine unit values for the investment funds of our SA at the end of each business day. Generally, a business day is any day the New York Stock Exchange is open for trading. A business day immediately preceded by one or more non-business days will include those non-business days as part of that business day. For example, a business day which falls on a Monday will consist of that Monday and the immediately preceding Saturday and Sunday.

The unit value of an investment fund on any business day is equal to the unit value for that fund on the immediately preceding business day multiplied by the net investment factor for that fund on that business day.


99-100-7                                                                 Page 8

The net investment factor for an investment fund of our SA on any business day is (a) divided by (b), minus (c), where:

(a) is the net asset value of the shares in designated investment companies that belong to the investment fund at the close of business on such business day before any policy transactions are made on that day, plus the amount of any dividend or capital gain distribution paid by the investment companies on that day;

(b) is the value of the assets in that investment fund at the close of business on the immediately preceding business day after all policy transactions were made for that day; and

(c) is a charge for each calendar day in that business day, as defined above, corresponding to a charge not exceeding 1.35% yearly for mortality and expense risks, plus any charge for that day for taxes, amounts set aside as a reserve for taxes, or any operating expenses of our SA (including, without limitation, SEC registration fees and auditing fees).

The net asset value of an investment company's shares held in each investment fund shall be the value reported to us by that investment company.

YOUR VALUE IN THE LOANED POLICY ACCOUNT. The amount you have in your Loaned Policy Account at any time is equal to the amount of any outstanding loan and interest credited to such Account which has not yet been allocated to the investment funds of our SA.

On each policy anniversary and at any time you repay all of a policy loan, we allocate the interest that has been credited to the loaned portion of your Policy Account to the investment funds of our SA in accordance with your allocation percentages.

We will credit such Account with interest at rates we determine. We will determine such interest rates periodically in advance. The interest rates we credit to the Loaned Policy Account will be at an annual rate up to 2% less than the loan interest rate we charge. However, we reserve the right to credit rates lower than this if in the future tax laws change such that our taxes on policy loans or policy loan interest are increased.


--------------------------------------------------------------------------------
THE CASH SURRENDER VALUE OF THIS POLICY

CASH SURRENDER VALUE. The Cash Surrender Value on any date is equal to the amount in your Policy Account on that date minus any surrender charge.

NET CASH SURRENDER VALUE. The Net Cash Surrender Value is equal to the Cash Surrender Value minus any policy loan and accrued loan interest. You may give up this policy for its Net Cash Surrender Value at any time while the insured person is living. You may do this by sending us a written request for it and this policy to our Administrative Office. Your written request for cancellation or surrender must include the following:

     1. A statement that makes it clear that you intend to surrender the contract;

     2.   The policy number of the policy to be surrendered;

     3. The name of the insured person and your name (if other than the insured) and address where proceeds should be mailed;

     4. Your signature and, if required by the policy or by a legally binding document of which we have an actual notice, the signature of a collateral assignee, irrevocable beneficiary, or other person having an interest in the policy through the legally binding document.

If this policy has a cash surrender value and is being given up for its net cash surrender value, a completed withholding authorization must also be included with your written request. If this form is not provided to us with your written request for surrender, we will withhold income tax on the taxable portion of your distribution at the mandated federal and state tax rates. We will compute the Net Cash Surrender Value as of the date we receive your request for it and this policy at our Administrative Office. If the policy has been lost, stolen or destroyed, you must include a statement in the written request that the policy was lost, stolen or destroyed with an approximate date of when the policy was lost, stolen or destroyed. All insurance coverage under this policy ends on the date we receive your written request.

SURRENDER CHARGES. If you give up this policy for its Net Cash Surrender Value or if it ends without value at the end of a grace period before the tenth policy year, we will subtract a surrender charge from your Policy Account. A table of surrender charges is shown in the Policy Information section. The surrender charge will be equal to (1) the percentage from the table for the applicable policy year times (2) the initial premium minus any partial withdrawals that have incurred a surrender charge.


99-100-9                                                                 Page 9

We have filed a detailed statement of the method of computing surrender charges with the insurance supervisory official of the jurisdiction in which this policy is delivered.

PARTIAL WITHDRAWALS. After the first policy year and while the insured person is living, you may ask for a partial withdrawal from your net cash surrender value by written request to our Administrative Office. Your request will be subject to our approval based on our rules in effect when we receive your request, and to the minimum partial withdrawal amount of $500. The Policy Account value remaining after the partial withdrawal and any applicable surrender charge must be at least $25,000. We have the right to decline a request for a partial withdrawal if this would cause this policy to fail to qualify as life insurance under applicable tax law, as interpreted by us. A partial withdrawal will result in a reduction in the Cash Surrender Value equal to the amount withdrawn, and a reduction in your Policy Account equal to the amount withdrawn plus any applicable surrender charge.

A partial withdrawal will also result in a reduction in your death benefit, by the proportion that the amount withdrawn plus any applicable surrender charge bears to the amount in your Policy Account just prior to the withdrawal. For example, assume that a withdrawal of $15,000 with a corresponding surrender charge of $300 is made, and that the Policy Account and death benefit just prior to the withdrawal are $60,000 and $128,400, respectively. The death benefit of $128,400 will be reduced by the proportion that $15,300 bears to $60,000, or by 25.5%, to $95,658.

During the first nine policy years, we will deduct the applicable surrender charge on any amounts withdrawn during a policy year that exceed, cumulatively, 15% of the Policy Account value (minus any policy loan and accrued loan interest) as of the end of the previous policy year, or as of the effective date of any restoration of policy benefits, if later. The surrender charge will be equal to the percentage from the table of surrender charges for the applicable policy year times the lesser of (1) such excess partial withdrawal, and (2) the initial premium less any previous partial withdrawals that incurred a surrender charge.

You may tell us how much of each partial withdrawal is to come from your values in each of the investment funds of our SA. If you do not tell us, we will make the withdrawal on the basis of your allocation percentages then in effect. Any applicable surrender charge is deducted from your value remaining in the investment funds from which the withdrawal was made, based on the proportion that the amount withdrawn from each fund bears to the total amount withdrawn.

If we cannot make the withdrawal or deduct any surrender charge as indicated above, we will make the withdrawal and any surrender charge deduction based on the proportion that your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

Such partial withdrawal and resulting reduction in the death benefit, in the Cash Surrender Value and in your Policy Account will take effect on the date we receive your written request at our Administrative Office.


--------------------------------------------------------------------------------
HOW A LOAN CAN BE MADE

POLICY LOANS. You can take a loan on this policy while it has a loan value. This policy will be the only security for the loan. The initial loan and each additional loan must be for at least $500. Any amount on loan is part of your Policy Account. We refer to this as the Loaned Policy Account.

CARRY OVER LOANS. If this policy was issued based, in whole or part, upon a valid exchange under Section 1035 of the Internal Revenue Code, any transferred existing loan from the exchanged policy as approved by us will be put into your Loaned Policy Account. If a premium refund is made under the "Right to Examine Policy" provision, we will subtract any policy loan and accrued loan interest from that refund.

LOAN VALUE. The loan value on any date is 90% of the Cash Surrender Value on that date. The amount of any loan you take may not be more than the loan value, less any outstanding loan and accrued loan interest.

Your request for a policy loan must be in writing to our Administrative Office. You may tell us how much of the requested loan is to be taken from your value in each investment fund of our SA. Such values will be determined as of the date we receive your request. If you do not tell us, we will take the loan from the values of each investment fund on the basis of your allocation percentages then in effect. If we cannot do this on the basis of your direction or those percentages, we will take the loan from each investment fund based on the proportion that your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.


99-100-9                                                                Page 10

We will redeem units of each investment fund sufficient in value to cover the amount of the loan so allocated and transfer that amount to your loaned Policy Account.

LOAN INTEREST. Interest on the loan accrues daily at an annual loan interest rate of 6%. Loan interest is due on each policy anniversary. If the interest is not paid when due, it will be added to your outstanding loan and allocated on the basis of the allocation percentages then in effect. If we cannot make the allocation on the basis of these percentages, we will make it based on the proportion that your values in the investment funds of our SA bear to the total unloaned value in your Policy Account. The unpaid interest will then be treated as part of the loaned amount and will bear interest at the loan rate.

When unpaid loan interest is allocated to an investment fund of our SA, we will redeem units of that investment fund sufficient in value to cover the amount of the interest so allocated and transfer that amount to your loaned Policy Account.

LOAN REPAYMENT. You may repay all or part of a policy loan at any time while the insured person is alive and this policy is in force. You may tell us how to allocate repayments among the investment funds of our SA. If you do not tell us, we will make the allocation on the basis of the allocation percentages then in effect.

Failure to repay a policy loan or to pay loan interest will not terminate this policy unles at the beginning of a policy month the Net Cash Surrender Value is less than the total monthly deductions then due. In that case, the "Grace Period" provision will apply.

A policy loan will have a permanent effect on your benefits under this policy even if it is repaid.


--------------------------------------------------------------------------------
OUR SEPARATE ACCOUNT(S) (SA)

We established and we maintain our SA under the laws of New York State. Realized and unrealized gains and losses from the assets of our SA are credited to or charged against it without regard to our other income, gains, or losses. Assets are put in our SA to support this policy and other variable life insurance policies. Assets may be put in our SA for other purposes, but not to support contracts or policies other than variable contracts.

The assets of our SA are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our SA will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of an investment fund in excess of the reserves and other liabilities with respect to that fund to another investment fund or to our General Account.

INVESTMENT FUNDS. Our SA consists of investment funds. Each fund may invest its assets in a separate class of shares of a designated investment company or companies or make direct investments in securities. The investment funds of our SA that you chose for your initial allocations are shown on the application for this policy, a copy of which is attached to this policy. We may from time to time make other investment funds available to you or we may create a new SA. We will provide you with written notice of all material details including investment objectives and all charges.

We have the right to change or add designated investment companies. We have the right to add or remove investment funds. We have the right to withdraw assets of a class of policies to which this policy belongs from an investment fund and put them in another investment fund. We also have the right to combine any two or more investment funds. The term investment fund in this policy shall then refer to any other investment fund in which the assets of a class of policies to which this policy belongs were placed.

We have the right to operate the Separate Account or any investment fund as a unit investment trust or management investment company under the Investment Company Act of 1940, and if operated as a management investment company, charges and expenses that otherwise would be assessed against an underlying investment fund would be assessed against the Separate Account.

We have the right to:

1. register or deregister any SA available under this policy under the Investment Company Act of 1940;

2. run any SA available under this policy under the direction of a committee, and discharge such committee at any time;

3. restrict or eliminate any voting rights of policy owners, or other persons who have voting rights as to any SA available under this policy; and


99-100-11                                                               Page 11

4. operate any SA available under this policy or one or more of its investment funds by making direct investments or in any other form. If we do so, we may invest the assets of such SA or one or more of the investment funds in any legal investments. We will rely upon our own or outside counsel for advice in this regard. Also, unless otherwise required by law or regulation, an investment adviser or any investment policy may not be changed without our consent. If required by law or regulation, the investment policy of an investment fund of any SA available under this policy will not be changed by us unless approved by the Superintendent of Insurance of New York State or deemed approved in accordance with such law or regulation.

If any of these changes result in a material change in the underlying investments of an investment fund of our SA, we will notify you of such change, as required by law. If you have value in that investment fund, we will, if you wish, transfer it at your written direction from that fund to another fund(s) of our SA. There will be no charge for such a transfer.


--------------------------------------------------------------------------------
OUR REPORT TO YOU

For each policy year, we will send you a report for this policy that shows the current death benefit, the value you have in each investment fund of any SA available under this policy, the Cash Surrender Value, and any policy loan. It will also show any other information as may be required by the insurance supervisory official of the jurisdiction in which this policy is delivered. This report is furnished without any charge.


--------------------------------------------------------------------------------
HOW BENEFITS ARE PAID

You can have the Insurance Benefit or your Net Cash Surrender Value withdrawals paid immediately in one sum. Or, you can choose another form of payment for all or part of them. If you do not arrange for a specific choice before the insured person dies, the beneficiary will have this right when the insured person dies. If you do make an arrangement, however, the beneficiary cannot change it after the insured person dies.

The options are:

1. DEPOSIT: The sum will be left on deposit for a period mutually agreed upon. We will pay interest at the end of every month, every 3 months, every 6 months or every 12 months, as chosen.

2.   INSTALLMENT PAYMENTS: There are two ways that we pay installments:

     FIXED PERIOD: We will pay the sum in equal installments for a specified number of years (not more than 30). The installments will be at least those shown in the Table of Guaranteed Payments on the last page of this policy.

     FIXED AMOUNT: We will pay the sum in installments as mutually agreed upon until the original sum, together with interest on the unpaid balance, is used up.

3. MONTHLY LIFE INCOME: We will pay the sum as a monthly income for life. The amount of the monthly payment will be at least that shown in the Table of Guaranteed Payments. The basis for these payments is the 1983 Individual Annuity Mortality Table "a" projected with modified Scale G. You may choose any one of three ways to receive monthly life income. We will guarantee payments for at least 10 years (called "10 Years Certain"); at least 20 years (called "20 Years Certain"); or until the payments we make equal the original sum (called "Refund Certain").

Payments that we make under options 1-3, above will not be affected by the investment experience of any investment fund of our SA after proceeds are applied under such options.

We will also apply the sum under any other option requested that we make available at the time of payment.

The payee may name and change a successor payee for any amount we would otherwise pay to the payee's estate.

Any arrangements involving more than one of the options, or a payee who is not a natural person (for example, a corporation) or who is a fiduciary, must have our approval. Also, details of all arrangements will be subject to our rules at the time the arrangement takes effect. These include rules on: the minimum amount we will apply under an option and minimum amounts for installment payments; withdrawal or commutation rights; naming payees and successor payees; and proving age and survival.


99-100-11                                                               Page 12

Payment choices (or any later changes) will be made and will take effect in the same way as a change of beneficiary. Amounts applied under these options will not be subject to the claims of creditors or to legal process, to the extent permitted by law.


--------------------------------------------------------------------------------
OTHER IMPORTANT INFORMATION


YOUR CONTRACT WITH US. This policy is issued in consideration of payment of the initial premium shown in the Policy Information section.

This policy, any riders or endorsements, and the attached copy of the initial application and all subsequent applications to change this policy, and all additional Policy Information sections added to this policy, make up the entire contract. The rights conferred by this policy are in addition to those provided by applicable Federal and State laws and regulations.

Only our Chairman of the Board, our President or one of our Vice Presidents can modify this contract or waive any of our rights or requirements under it. The person making these changes must put them in writing and sign them.

POLICY CHANGES -- APPLICABLE TAX LAW. For you and the beneficiary to receive the tax treatment accorded to life insurance under Federal law, this policy must qualify initially and continue to qualify as life insurance under the Code or successor law. Therefore, we have reserved earlier in this policy the right to decline to allow partial withdrawals or to decline to accept payment of any additional premium that, in our opinion, would cause this policy to fail to qualify as life insurance under applicable tax law. Further, we reserve the right to make changes in this policy (for example, in the factors in the Policy Information section), to require additional premium payments or to make distributions from this policy to the extent we deem it necessary to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. You will be given advance notice of such changes.

CHANGES IN POLICY COST FACTORS. Changes in policy cost factors (cost of insurance deductions and expense charges) will be by class and based upon changes in future expectations for such elements as: investment earnings, mortality, persistency, expenses and taxes. Any change in policy cost factors will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which this policy is delivered.

WHEN THE POLICY IS INCONTESTABLE. We have the right to contest the validity of this policy based on material misstatements made in the initial application for this policy. We also have the right to contest the validity of any policy restoration based on material misstatements made in any application for that restoration. However, we will not contest the validity of this policy after it has been in effect during the lifetime of the insured person for two years from the earlier of the Register Date or Date of Issue shown in the Policy Information section. We will not contest the validity of any restoration of this policy after it has been in effect during the lifetime of the insured person for two years from the effective date of restoration.

We also have the right to contest the validity of any increase in policy death benefit resulting from payment of an additional premium, based on material misstatements made in the application for that payment of additional premium. However, we will not contest the validity of any such increase in death benefit after it has been in effect during the lifetime of the insured person for two years from the date of such increase.

No statement shall be used to contest a claim unless contained in an application.

All statements made in an application are representations and not warranties.

WHAT IF AGE OR SEX HAS BEEN MISSTATED? If the insured person's age or sex has been misstated on any application, the death benefit shall be that which would have been applicable based on the Policy Account and the correct factor for calculating death benefits for the correct attained age and sex.

HOW THE SUICIDE EXCLUSION AFFECTS BENEFITS. If the insured person commits suicide (while sane or insane) within two years after the earlier of the Register Date or the Date of Issue shown in the Policy Information section, our liability will be limited to the payment of a single sum. This sum will be equal to the premium paid, minus any loan and accrued loan interest and minus any partial withdrawal of the Net Cash Surrender Value.


99-100-13                                                                Page 13

If the insured person commits suicide (while sane or insane) within two years after the payment of an additional premium that resulted in an increase in the death benefit of this policy, our liability as to the increase in amount will be limited to the payment of a single sum. This sum will be equal to the additional premium paid for such increase, minus any policy loan and accrued loan interest and minus any partial withdrawal of the Net Cash Surrender value.

Under either circumstance detailed in the preceding two paragraphs, our total liability will never exceed payment of the Insurance Benefit as described in "The Insurance Benefit We Pay" section of this policy.

HOW WE MEASURE POLICY PERIODS AND ANNIVERSARIES. We measure policy years, policy months, and policy anniversaries from the Register Date shown in the Policy Information section. Each policy month begins on the same day in each calendar month as the day of the month in the Register Date.

HOW, WHEN AND WHAT WE MAY DEFER. We may not be able to obtain the value of the assets of the investment funds of our SA if: (1) the New York Stock Exchange is closed; or (2) the Securities and Exchange Commission requires trading to be restricted or declares an emergency. During such times we may defer:

1. Determination and payment of partial withdrawals;

2. Determination and payment of any death benefit;

3. Payment of loans;

4. Determination of the unit values of the investment funds of our SA; and

5. Any requested transfer or the transfer on the Allocation Date.

THE BASIS WE USE FOR COMPUTATION. We provide Cash Surrender Values that are at least equal to those required by law. If required to do so, we have filed with the insurance supervisory official of the jurisdiction in which this policy is delivered a detailed statement of our method of computing such values. We compute reserves under this policy by the Commissioners Reserve Valuation Method.

We base reserves on the Commissioners 1980 Standard Ordinary, Male or Female, Mortality Tables. We also use these tables as the basis for determining maximum insurance costs, taking account of the sex and attained age of the insured person.

POLICY ILLUSTRATIONS. Upon request we will give you an illustration of the future benefits under this policy based upon both guaranteed and current cost factor assumptions. However, if you ask us to do this more than once in any policy year, we reserve the right to charge you a fee of up to $25 for this service.


99-100-13                                                               Page 14

                          TABLE OF GUARANTEED PAYMENTS
                    (MINIMUM AMOUNT FOR EACH $1,000 APPLIED)

                                   OPTION 2A

                           FIXED PERIOD INSTALLMENTS
                           -------------------------

             NUMBER                   MONTHLY             ANNUAL
            OF YEARS'                 INSTALL-           INSTALL-
          INSTALLMENTS                  MENT               MENT
          ------------                ---------          --------

                1                      $84.28           $1,000.00
                2                       42.66              506.17
                3                       28.79              341.60
                4                       21.86              259.33
                5                       17.70              210.00

                6                       14.93              177.12
                7                       12.95              153.65
                8                       11.47              136.07
                9                       10.32              122.40
               10                        9.39              111.47

               11                        8.64              102.54
               12                        8.02               95.11
               13                        7.49               88.83
               14                        7.03               83.45
               15                        6.64               78.80

               16                        6.30               74.73
               17                        6.00               71.15
               18                        5.73               67.97
               19                        5.49               65.13
               20                        5.27               62.58

               21                        5.08               60.28
               22                        4.90               58.19
               23                        4.74               56.29
               24                        4.60               54.55
               25                        4.46               52.95

               26                        4.34               51.48
               27                        4.22               50.12
               28                        4.12               48.87
               29                        4.02               47.70
               30                        3.93               46.61

If installments are paid every 3 months, they will be 25.23% of the annual installments. If they are paid every 6 months, the will be 50.31% of the annual installments.

                                    OPTION 3

                              MONTHLY LIFE INCOME
                              -------------------

               10 YEARS CERTAIN         20 YEARS CERTAIN         REFUND CERTAIN
               ----------------         ----------------        ----------------
     AGE       MALE      FEMALE         MALE      FEMALE        MALE      FEMALE
     ---       ----      ------         ----      ------        ----      ------
     50       $3.48      $3.19         $3.42      $3.17        $3.37      $3.14
     51        3.54       3.23          3.47       3.21         3.42       3.17
     52        3.59       3.28          3.51       3.25         3.46       3.21
     53        3.65       3.32          3.56       3.29         3.51       3.25
     54        3.70       3.37          3.61       3.33         3.56       3.29

     55        3.77       3.42          3.66       3.37         3.61       3.34
     56        3.83       3.47          3.72       3.42         3.67       3.38
     57        3.90       3.52          3.77       3.47         3.72       3.43
     58        3.97       3.58          3.83       3.52         3.78       3.48
     59        4.04       3.64          3.88       3.57         3.84       3.53

     60        4.12       3.70          3.94       3.62         3.90       3.58
     61        4.20       3.76          4.00       3.68         3.97       3.64
     62        4.29       3.83          4.06       3.74         4.04       3.69
     63        4.38       3.90          4.12       3.79         4.11       3.75
     64        4.48       3.98          4.18       3.85         4.19       3.82

     65        4.58       4.06          4.25       3.92         4.26       3.88
     66        4.68       4.14          4.31       3.98         4.35       3.95
     67        4.79       4.23          4.37       4.04         4.43       4.02
     68        4.90       4.32          4.43       4.11         4.52       4.10
     69        5.02       4.42          4.50       4.18         4.62       4.18

     70        5.14       4.52          4.56       4.25         4.71       4.26
     71        5.26       4.63          4.62       4.31         4.82       4.35
     72        5.39       4.75          4.67       4.38         4.92       4.44
     73        5.52       4.87          4.73       4.45         5.03       4.53
     74        5.66       4.99          4.78       4.51         5.14       4.63

     75        5.80       5.12          4.83       4.58         5.27       4.74
     76        5.95       5.26          4.88       4.64         5.39       4.84
     77        6.10       5.40          4.93       4.70         5.53       4.96
     78        6.25       5.55          4.97       4.75         5.66       5.08
     79        6.40       5.70          5.01       4.80         5.80       5.20

     80        6.56       5.85          5.04       4.86         5.96       5.33
     81        6.72       6.01          5.08       4.90         6.11       5.45
     82        6.88       6.18          5.11       4.95         6.27       5.60
     83        7.04       6.34          5.13       4.99         6.43       5.73
     84        7.20       6.51          5.16       5.03         6.62       5.89
 85 & over     7.36       6.67          5.18       5.07         6.81       6.04

Amounts for Monthly Life Income are based on age nearest birthday when income starts. Amounts for ages not shown will be furnished on request.


99-100-15                                                               Page 15

THE EQUITABLE
LIFE ASSURANCE SOCIETY OF THE UNITED STATES


A Stock Life Insurance Company
Home Office: 1290 Avenue of the Americas, New York, New York 10104


     Modified Single Premium Variable Life Insurance Policy. Insurance benefit payable upon the death of the insured person while this policy is in force. Your policy account will increase or decrease in value depending on the investment experience of the separate account investment funds in which your policy account is invested. This is a non-participating policy.


No. 99-100